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                                                           EXHIBIT 8

                                                               May 21, 1996
GCR Holdings Limited,
Sofia House,
48 Church Street,
Hamilton HM 12, Bermuda.

Ladies and Gentlemen:

     We have acted as counsel to GCR Holdings Limited (the "Company") in connection with the registration, under the Securities Act of 1933, as amended (the "Securities Act"), of $85 million proposed maximum aggregate offering price of Ordinary Shares of the Company on Form S-1 (the "Registration Statement"). We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States federal income tax law, the statements set forth under the captions "Certain Tax Considerations -- Taxation of the Company and Global Re -- United States" and "Certain Tax Considerations
- -- Taxation of Shareholders -- United States Taxation of U.S. and Non-U.S. Shareholders" in the Prospectus included in the Registration Statement are complete and accurate in all material respects.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us under the heading "Certain Tax Considerations" in the Prospectus made part of the Registration Statement and all amendments thereto and in any registration statement that may be filed pursuant to Rule 462(b) promulgated under the Securities Act. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                          Very truly yours,

                                          /s/  SULLIVAN & CROMWELL